As filed with the Securities and Exchange Commission on October 2, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE SIMPLY GOOD FOODS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	82-1038121
(State of incorporation or organization)	(IRS Employer Identification No.)

1050 17th Street, Suite 1500

Denver, CO 80265

(Address of principal executive offices)

2017 Omnibus Incentive Plan

(Full title of the plan)

Joseph E. Scalzo

Chief Executive Officer

The Simply Good Foods Company

1050 17th Street, Suite 1500

Denver, CO 80265

(303) 633-2840

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Maximum Offering Price per Share		Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.01 per share, issuable pursuant to 2017 Omnibus Incentive Plan	6,234,172	(1)(2)	$11.62	(3)	$72,441,079	(3)	$9,018.91	(3)(4)
Common Stock, par value $0.01 per share	2,700,400	(5)	$12.00	(6)	$32,404,800		$4,034.40	(4)
Total							$13,053.31

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration statement shall also cover any additional shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), that become issuable under the 2017 Omnibus Incentive Plan (the “2017 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)	Represents shares of Common Stock reserved for future issuance under the 2017 Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act. Represents the average of the high and the low prices per share of the registrant’s Common Stock as reported on The Nasdaq Capital Market on September 28, 2017.

(4)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001245.

(5)	Represents shares of Common Stock to be issued upon the exercise of options previously issued under the 2017 Plan.

(6)	Represents the exercise price of options.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a) The prospectus filed by the Registrant with the Commission on July 28, 2017, included in the Post-Effective Amendment No. 1 on Form S-1 to the Registration Statement on Form S-4 (File No. 333-217244);

(b) Our Current Report on Form 8-K filed on August 11, 2017 (as amended on August 25, 2017); and

(c) The description of our Common Stock contained in our registration statement on Form 8-A (File No. 001-38115), filed with the Commission under Section 12(b) of the Exchange Act on June 15, 2017, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed to be filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.	DESCRIPTION OF SECURITIES

The class of securities to be offered under this Registration Statement is registered under Section 12(b) of the Exchange Act.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Kirkland & Ellis LLP has opined as to the legality of the securities being offered by this registration statement.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

Our amended and restated certificate of incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, we have entered into indemnity agreements with our directors and officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnity agreements require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

Exhibit Number	Description

5.1	Opinion of Kirkland & Ellis LLP.
23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Conyers Park Acquisition Corp.
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm of NCP-ATK Holdings, Inc. and subsidiaries.
23.3	Consent of Kirkland and Ellis LLP (included as part of the opinion filed as Exhibit 5.1 hereto and incorporated herein by reference).
99.1	2017 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.3 of Amendment No. 3 to the Registrant’s Registration Statement on Form S-4 filed on June 12, 2017 (File No. 333-217244)).

ITEM 9.	UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 2nd of October 2017.

THE SIMPLY GOOD FOODS COMPANY

By:	/s/ Joseph E. Scalzo
Name:	Joseph E. Scalzo
Title:	Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Joseph E. Scalzo and Todd Cunfer, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons on October 2, 2017 in the capacities indicated.

Name	Position	Date

/s/ Joseph E. Scalzo	Chief Executive Officer, President and Director	October 2, 2017
Joseph E. Scalzo	(Principal Executive Officer)

/s/ Todd Cunfer	Chief Financial Officer	October 2, 2017
Todd Cunfer	(Principal Financial Officer)

/s/ Timothy A. Matthews	Vice President, Controller and Chief Accounting Officer	October 2, 2017
Timothy A. Matthews	(Principal Accounting Officer)

/s/ James M. Kilts	Chairman of the Board of Directors	October 2, 2017
James M. Kilts

/s/ David J. West	Director	October 2, 2017
David J. West

/s/ Clayton C. Daley, Jr.	Director	October 2, 2017
Clayton C. Daley, Jr.

/s/ Brian K. Ratzan	Director	October 2, 2017
Brian K. Ratzan

/s/ Nomi P. Ghez	Director	October 2, 2017
Nomi P. Ghez

/s/ James E. Healey	Director	October 2, 2017
James E. Healey

/s/ Robert G. Montgomery	Director	October 2, 2017
Robert G. Montgomery

/s/Richard T. Laube	Director	October 2, 2017
Richard T. Laube

/s/Arvin Kash	Director	October 2, 2017
Arvin Kash

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Kirkland & Ellis LLP.
23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Conyers Park Acquisition Corp.
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm of NCP-ATK Holdings, Inc. and subsidiaries.
23.3	Consent of Kirkland and Ellis LLP (included as part of the opinion filed as Exhibit 5.1 hereto and incorporated herein by reference).
99.1	2017 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.3 of Amendment No. 3 to the Registrant’s Registration Statement on Form S-4 filed on June 12, 2017 (File No. 333-217244)).